Exhibit 107.1

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Metals Acquisition Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(7)
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares(2)	457(f)(1)	48,317,039	$9.97(3)	$481,720,878.83	0.00011020(4)	$53,085.64
	Equity	Warrants to purchase Ordinary Shares(5)	457(g)	15,173,564	—	—	—	—(6)
	Total Offering Amounts				—	—	—	$53,085.64
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$53,085.64

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	The number of shares of Class A ordinary shares, par value $0.0001 per share, of New MAC (as defined in the accompanying proxy statement/prospectus) (the “New MAC Ordinary Shares”) to be issued in respect of (i) 26,514,780 shares of Class A ordinary shares, par value $0.0001 per share, underlying units issued in Metal Acquisition Corp’s (“MAC”) initial public offering (“MAC Class A Ordinary Shares”) issued and outstanding immediately prior to the Business Combination (as defined in the accompanying proxy statement/prospectus), which shall convert into an equal number of New MAC Ordinary Shares in connection with the Business Combination described in the accompanying proxy statement/prospectus, (ii) 6,628,695 shares of Class B ordinary shares, par value $0.0001 per share, of MAC issued and outstanding immediately prior to the Business Combination held by Green Mountain Metals LLC (the “Sponsor”) and certain of MAC’s officers, directors and advisers or entities controlled by MAC’s officers, directors and advisers (as described in the accompanying proxy statement/prospectus) which shall convert into an equal number of New MAC Ordinary Shares in connection with the Business Combination described in the accompanying proxy statement/prospectus, and (iii) 15,173,564 MAC Class A Ordinary Shares issuable upon the exercise of warrants by the holders thereof.
(3)	Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of MAC Class A Ordinary Shares on the New York Stock Exchange on December 16, 2022 ($9.97 per MAC Class A Ordinary Share).
(4)	Pursuant to Section 6(b) of the Securities Act, a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.
(5)	The number of warrants to purchase New MAC Ordinary Shares being registered represents (i) 8,838,260 warrants to purchase one MAC Class A Ordinary Share underlying the units issued in MAC’s initial public offering, (ii) 5,535,304 warrants to purchase one MAC Class A Ordinary Share issued to the Sponsor in a private placement simultaneously with the closing of MAC’s initial public offering and (iii) 800,000 warrants to purchase one MAC Class A Ordinary Share issued to the Sponsor in connection with its conversion of that certain Convertible Promissory Note, dated as of April 13, 2022.
(6)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.
(7)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00011020.